----------------------------
                                                            OMB APPROVAL
                                                    OMB Number:        3235-0145
                                                    Expires:    October 31, 2002
                                                    Estimated average burden
                                                    Hours per response.....14.90
                                                    ----------------------------


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                               Cascade Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                           (Title of Class Securities)


                                    147195101
                      ------------------------------------
                                 (CUSIP Number)


                                Kenneth D. Heller
 Cannell Capital, LLC, 150 California Street, 5th Floor, San Francisco, CA 94111
                                 (415) 395-3330
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications


                                  July 19, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. |_|

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a current valid OMB control number.


SEC 1746 (2-98)                Page 1 of 15 pages

CUSIP No.  147195101
           ---------

   1.  Name of Reporting Persons.
       I.R.S. Identification Nos. of above persons (entities only).

       Cannell Capital, LLC
       94-3366999
--------------------------------------------------------------------------------

   2.  Check the Appropriate Box if a Member of a Group (See Instructions)

       (a) [X]..................................................................
           ---------------------------------------------------------------------

       (b) [_]..................................................................
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------

   3.  SEC Use Only.............................................................
                   -------------------------------------------------------------
--------------------------------------------------------------------------------

   4.  Source of Funds (See Instructions) OO....................................
                                          --------------------------------------
--------------------------------------------------------------------------------

   5.  Check if Disclosure of Legal Proceeding Is Required Pursuant to
           Items 2(d) or 2(e)...................................................
                             ---------------------------------------------------
--------------------------------------------------------------------------------

   6.  Citizenship or Place of Organization    California.......................
                                             -----------------------------------
--------------------------------------------------------------------------------

Number of Shares    7.  Sole Voting Power  0....................................
Beneficially                               -------------------------------------
Owned by Each       ------------------------------------------------------------
Reporting Person    8.  Shared Voting Power  0..................................
With:                                        -----------------------------------
                    ------------------------------------------------------------
                    9.   Sole Dispositive Power  0..............................
                                                 -------------------------------
                    ------------------------------------------------------------
                    10.  Shared Dispositive Power  0............................
                                                   -----------------------------
                    ------------------------------------------------------------
--------------------------------------------------------------------------------

   11. Aggregate Amount Beneficially Owned by Each Reporting Person  0..........
                                                                     -----------

   12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)     ..............................................
                             ---------------------------------------------------

   13. Percent of Class Represented by Amount in Row (11)  0.0%.................
                                                           ---------------------
--------------------------------------------------------------------------------

   14. Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------

  IA............................................................................
--------------------------------------------------------------------------------
    ............................................................................
--------------------------------------------------------------------------------
    ............................................................................
--------------------------------------------------------------------------------
    ............................................................................
--------------------------------------------------------------------------------
    ............................................................................
--------------------------------------------------------------------------------
    ............................................................................
--------------------------------------------------------------------------------
    ............................................................................
--------------------------------------------------------------------------------


                               Page 2 of 15 pages

CUSIP No.  147195101
           ---------

   1.  Name of Reporting Persons.
       I.R.S. Identification Nos. of above persons (entities only).

       J. Carlo Cannell

--------------------------------------------------------------------------------

   2.  Check the Appropriate Box if a Member of a Group (See Instructions)

       (a) [X]..................................................................
           ---------------------------------------------------------------------

       (b) [_]..................................................................
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------

   3.  SEC Use Only.............................................................
                   -------------------------------------------------------------
--------------------------------------------------------------------------------

   4.  Source of Funds (See Instructions) OO....................................
                                          --------------------------------------
--------------------------------------------------------------------------------

   5.  Check if Disclosure of Legal Proceeding Is Required Pursuant to
           Items 2(d) or 2(e)...................................................
                             ---------------------------------------------------
--------------------------------------------------------------------------------

   6.  Citizenship or Place of Organization    USA..............................
                                             -----------------------------------
--------------------------------------------------------------------------------

Number of Shares    7.  Sole Voting Power  0....................................
Beneficially                               -------------------------------------
Owned by Each       ------------------------------------------------------------
Reporting Person    8.  Shared Voting Power  0..................................
With:                                        -----------------------------------
                    ------------------------------------------------------------
                    9.   Sole Dispositive Power  0..............................
                                                 -------------------------------
                    ------------------------------------------------------------
                    10.  Shared Dispositive Power  0............................
                                                   -----------------------------
                    ------------------------------------------------------------
--------------------------------------------------------------------------------

   11. Aggregate Amount Beneficially Owned by Each Reporting Person  0..........
                                                                     -----------

   12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)     ..............................................
                             ---------------------------------------------------

   13. Percent of Class Represented by Amount in Row (11)  0.0%.................
                                                           ---------------------

   14. Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------

  IN/HC.........................................................................
--------------------------------------------------------------------------------
    ............................................................................
--------------------------------------------------------------------------------
    ............................................................................
--------------------------------------------------------------------------------
    ............................................................................
--------------------------------------------------------------------------------
    ............................................................................
--------------------------------------------------------------------------------
    ............................................................................
--------------------------------------------------------------------------------
    ............................................................................
--------------------------------------------------------------------------------


                               Page 3 of 15 pages

CUSIP No.  147195101
           ---------

   1.  Name of Reporting Persons.
       I.R.S. Identification Nos. of above persons (entities only).

       The Cuttyhunk Fund Limited

--------------------------------------------------------------------------------

   2.  Check the Appropriate Box if a Member of a Group (See Instructions)

       (a) [X]..................................................................
           ---------------------------------------------------------------------

       (b) [_]..................................................................
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------

   3.  SEC Use Only.............................................................
                   -------------------------------------------------------------
--------------------------------------------------------------------------------

   4.  Source of Funds (See Instructions) WC....................................
                                          --------------------------------------
--------------------------------------------------------------------------------

   5.  Check if Disclosure of Legal Proceeding Is Required Pursuant to
           Items 2(d) or 2(e)...................................................
                             ---------------------------------------------------
--------------------------------------------------------------------------------

   6.  Citizenship or Place of Organization    Bermuda..........................
                                             -----------------------------------
--------------------------------------------------------------------------------

Number of Shares    7.  Sole Voting Power  0....................................
Beneficially                               -------------------------------------
Owned by Each       ------------------------------------------------------------
Reporting Person    8.  Shared Voting Power  0..................................
With:                                        -----------------------------------
                    ------------------------------------------------------------
                    9.   Sole Dispositive Power  0..............................
                                                 -------------------------------
                    ------------------------------------------------------------
                    10.  Shared Dispositive Power  0............................
                                                   -----------------------------
                    ------------------------------------------------------------
--------------------------------------------------------------------------------

   11. Aggregate Amount Beneficially Owned by Each Reporting Person  0..........
                                                                     -----------

   12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)     ..............................................
                             ---------------------------------------------------

   13. Percent of Class Represented by Amount in Row (11)  0.0%.................
                                                           ---------------------
--------------------------------------------------------------------------------

   14. Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------

  CO............................................................................
--------------------------------------------------------------------------------
    ............................................................................
--------------------------------------------------------------------------------
    ............................................................................
--------------------------------------------------------------------------------
    ............................................................................
--------------------------------------------------------------------------------
    ............................................................................
--------------------------------------------------------------------------------
    ............................................................................
--------------------------------------------------------------------------------
    ............................................................................
--------------------------------------------------------------------------------


                               Page 4 of 15 pages

CUSIP No.  147195101
           ---------

   1.  Name of Reporting Persons.
       I.R.S. Identification Nos. of above persons (entities only).

       The Anegada Fund Limited

--------------------------------------------------------------------------------

   2.  Check the Appropriate Box if a Member of a Group (See Instructions)

       (a) [X]..................................................................
           ---------------------------------------------------------------------

       (b) [_]..................................................................
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------

   3.  SEC Use Only.............................................................
                   -------------------------------------------------------------
--------------------------------------------------------------------------------

   4.  Source of Funds (See Instructions) WC....................................
                                          --------------------------------------
--------------------------------------------------------------------------------

   5.  Check if Disclosure of Legal Proceeding Is Required Pursuant to
           Items 2(d) or 2(e)...................................................
                             ---------------------------------------------------
--------------------------------------------------------------------------------

   6.  Citizenship or Place of Organization    Cayman Islands...................
                                             -----------------------------------
--------------------------------------------------------------------------------

Number of Shares    7.  Sole Voting Power  0....................................
Beneficially                               -------------------------------------
Owned by Each       ------------------------------------------------------------
Reporting Person    8.  Shared Voting Power  0..................................
With:                                        -----------------------------------
                    ------------------------------------------------------------
                    9.   Sole Dispositive Power  0..............................
                                                 -------------------------------
                    ------------------------------------------------------------
                    10.  Shared Dispositive Power  0............................
                                                   -----------------------------
                    ------------------------------------------------------------
--------------------------------------------------------------------------------

   11. Aggregate Amount Beneficially Owned by Each Reporting Person  0..........
                                                                     -----------

   12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)     ..............................................
                             ---------------------------------------------------

   13. Percent of Class Represented by Amount in Row (11)  0.0%.................
                                                           ---------------------
--------------------------------------------------------------------------------

   14. Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------

  CO............................................................................
--------------------------------------------------------------------------------
    ............................................................................
--------------------------------------------------------------------------------
    ............................................................................
--------------------------------------------------------------------------------
    ............................................................................
--------------------------------------------------------------------------------
    ............................................................................
--------------------------------------------------------------------------------
    ............................................................................
--------------------------------------------------------------------------------
    ............................................................................
--------------------------------------------------------------------------------


                               Page 5 of 15 pages

CUSIP No.  147195101
           ---------

   1.  Name of Reporting Persons.
       I.R.S. Identification Nos. of above persons (entities only).

       GS Cannell, LLC
       98-0232642

--------------------------------------------------------------------------------

   2.  Check the Appropriate Box if a Member of a Group (See Instructions)

       (a) [X]..................................................................
           ---------------------------------------------------------------------

       (b) [_]..................................................................
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------

   3.  SEC Use Only.............................................................
                   -------------------------------------------------------------
--------------------------------------------------------------------------------

   4.  Source of Funds (See Instructions) WC....................................
                                          --------------------------------------
--------------------------------------------------------------------------------

   5.  Check if Disclosure of Legal Proceeding Is Required Pursuant to
           Items 2(d) or 2(e)...................................................
                             ---------------------------------------------------
--------------------------------------------------------------------------------

   6.  Citizenship or Place of Organization    Delaware.........................
                                             -----------------------------------
--------------------------------------------------------------------------------

Number of Shares    7.  Sole Voting Power  0....................................
Beneficially                               -------------------------------------
Owned by Each       ------------------------------------------------------------
Reporting Person    8.  Shared Voting Power  0..................................
With:                                        -----------------------------------
                    ------------------------------------------------------------
                    9.   Sole Dispositive Power  0..............................
                                                 -------------------------------
                    ------------------------------------------------------------
                    10.  Shared Dispositive Power  0............................
                                                   -----------------------------
                    ------------------------------------------------------------
--------------------------------------------------------------------------------

   11. Aggregate Amount Beneficially Owned by Each Reporting Person  0..........
                                                                     -----------

   12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)     ..............................................
                             ---------------------------------------------------

   13. Percent of Class Represented by Amount in Row (11)  0.0%.................
                                                           ---------------------
--------------------------------------------------------------------------------

   14. Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------

  OO............................................................................
--------------------------------------------------------------------------------
    ............................................................................
--------------------------------------------------------------------------------
    ............................................................................
--------------------------------------------------------------------------------
    ............................................................................
--------------------------------------------------------------------------------
    ............................................................................
--------------------------------------------------------------------------------
    ............................................................................
--------------------------------------------------------------------------------
    ............................................................................
--------------------------------------------------------------------------------


                               Page 6 of 15 pages

CUSIP No.  147195101
           ---------

   1.  Name of Reporting Persons.
       I.R.S. Identification Nos. of above persons (entities only).

       Tonga Partners, L.P.
       94-3164039

--------------------------------------------------------------------------------

   2.  Check the Appropriate Box if a Member of a Group (See Instructions)

       (a) [X]..................................................................
           ---------------------------------------------------------------------

       (b) [_]..................................................................
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------

   3.  SEC Use Only.............................................................
                   -------------------------------------------------------------
--------------------------------------------------------------------------------

   4.  Source of Funds (See Instructions) WC....................................
                                          --------------------------------------
--------------------------------------------------------------------------------

   5.  Check if Disclosure of Legal Proceeding Is Required Pursuant to
           Items 2(d) or 2(e)...................................................
                             ---------------------------------------------------
--------------------------------------------------------------------------------

   6.  Citizenship or Place of Organization    Delaware.........................
                                             -----------------------------------
--------------------------------------------------------------------------------

Number of Shares    7.  Sole Voting Power  0....................................
Beneficially                               -------------------------------------
Owned by Each       ------------------------------------------------------------
Reporting Person    8.  Shared Voting Power  0..................................
With:                                        -----------------------------------
                    ------------------------------------------------------------
                    9.   Sole Dispositive Power  0..............................
                                                 -------------------------------
                    ------------------------------------------------------------
                    10.  Shared Dispositive Power  0............................
                                                   -----------------------------
                    ------------------------------------------------------------
--------------------------------------------------------------------------------

   11. Aggregate Amount Beneficially Owned by Each Reporting Person  0..........
                                                                     -----------

   12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)     ..............................................
                             ---------------------------------------------------

   13. Percent of Class Represented by Amount in Row (11)  0.0%.................
                                                           ---------------------
--------------------------------------------------------------------------------

   14. Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------

  PN............................................................................
--------------------------------------------------------------------------------
    ............................................................................
--------------------------------------------------------------------------------
    ............................................................................
--------------------------------------------------------------------------------
    ............................................................................
--------------------------------------------------------------------------------
    ............................................................................
--------------------------------------------------------------------------------
    ............................................................................
--------------------------------------------------------------------------------
    ............................................................................
--------------------------------------------------------------------------------


                               Page 7 of 15 pages

CUSIP No.  147195101
           ---------

   1.  Name of Reporting Persons.
       I.R.S. Identification Nos. of above persons (entities only).

       Pleiades Investment Partners, LP
       23-2688812

--------------------------------------------------------------------------------

   2.  Check the Appropriate Box if a Member of a Group (See Instructions)

       (a) [X]..................................................................
           ---------------------------------------------------------------------

       (b) [_]..................................................................
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------

   3.  SEC Use Only.............................................................
                   -------------------------------------------------------------
--------------------------------------------------------------------------------

   4.  Source of Funds (See Instructions) WC....................................
                                          --------------------------------------
--------------------------------------------------------------------------------

   5.  Check if Disclosure of Legal Proceeding Is Required Pursuant to
           Items 2(d) or 2(e)...................................................
                             ---------------------------------------------------
--------------------------------------------------------------------------------

   6.  Citizenship or Place of Organization    Delaware.........................
                                             -----------------------------------
--------------------------------------------------------------------------------

Number of Shares    7.  Sole Voting Power  0....................................
Beneficially                               -------------------------------------
Owned by Each       ------------------------------------------------------------
Reporting Person    8.  Shared Voting Power  0..................................
With:                                        -----------------------------------
                    ------------------------------------------------------------
                    9.   Sole Dispositive Power  0..............................
                                                 -------------------------------
                    ------------------------------------------------------------
                    10.  Shared Dispositive Power  0............................
                                                   -----------------------------
                    ------------------------------------------------------------
--------------------------------------------------------------------------------

   11. Aggregate Amount Beneficially Owned by Each Reporting Person  0..........
                                                                     -----------

   12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)     ..............................................
                             ---------------------------------------------------

   13. Percent of Class Represented by Amount in Row (11)  0.0%.................
                                                           ---------------------
--------------------------------------------------------------------------------

   14. Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------

  PN............................................................................
--------------------------------------------------------------------------------
    ............................................................................
--------------------------------------------------------------------------------
    ............................................................................
--------------------------------------------------------------------------------
    ............................................................................
--------------------------------------------------------------------------------
    ............................................................................
--------------------------------------------------------------------------------
    ............................................................................
--------------------------------------------------------------------------------
    ............................................................................
--------------------------------------------------------------------------------


                               Page 8 of 15 pages

CUSIP No.  147195101
           ---------

   1.  Name of Reporting Persons.
       I.R.S. Identification Nos. of above persons (entities only).

       George S. Sarlo 1995 Charitable Remainder Trust
       94-6685897

--------------------------------------------------------------------------------

   2.  Check the Appropriate Box if a Member of a Group (See Instructions)

       (a) [X]..................................................................
           ---------------------------------------------------------------------

       (b) [_]..................................................................
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------

   3.  SEC Use Only.............................................................
                   -------------------------------------------------------------
--------------------------------------------------------------------------------

   4.  Source of Funds (See Instructions) WC....................................
                                          --------------------------------------
--------------------------------------------------------------------------------

   5.  Check if Disclosure of Legal Proceeding Is Required Pursuant to
           Items 2(d) or 2(e)...................................................
                             ---------------------------------------------------
--------------------------------------------------------------------------------

   6.  Citizenship or Place of Organization    California.......................
                                             -----------------------------------
--------------------------------------------------------------------------------

Number of Shares    7.  Sole Voting Power  0....................................
Beneficially                               -------------------------------------
Owned by Each       ------------------------------------------------------------
Reporting Person    8.  Shared Voting Power  0..................................
With:                                        -----------------------------------
                    ------------------------------------------------------------
                    9.   Sole Dispositive Power  0..............................
                                                 -------------------------------
                    ------------------------------------------------------------
                    10.  Shared Dispositive Power  0............................
                                                   -----------------------------
                    ------------------------------------------------------------
--------------------------------------------------------------------------------

   11. Aggregate Amount Beneficially Owned by Each Reporting Person  0..........
                                                                     -----------

   12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)     ..............................................
                             ---------------------------------------------------

   13. Percent of Class Represented by Amount in Row (11)  0.0%.................
                                                           ---------------------
--------------------------------------------------------------------------------

   14. Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------

  OO............................................................................
--------------------------------------------------------------------------------
    ............................................................................
--------------------------------------------------------------------------------
    ............................................................................
--------------------------------------------------------------------------------
    ............................................................................
--------------------------------------------------------------------------------
    ............................................................................
--------------------------------------------------------------------------------
    ............................................................................
--------------------------------------------------------------------------------
    ............................................................................
--------------------------------------------------------------------------------


                               Page 9 of 15 pages

Item 1   Security and Issuer

         This statement relates to Common Stock ("Common Stock"), issued by Cascade Corporation, an Oregon Corporation. The address of the principal executive offices of Cascade Corporation is 2201 N.E. 201st Avenue, Fairview, OR 97024.


Item 2   Identity and Background

         Name: Cannell Capital, LLC ("Adviser")
         Place of Organization: California
         Principal Business: Investment Adviser
         Address: 150 California Street, 5th Floor, San Francisco, CA 94111 Criminal Proceedings: None
         Applicable Civil, Judicial or Administrative Proceedings: None

         Name: The Cuttyhunk Fund Limited ("Cuttyhunk")
         Place of Organization: Bermuda
         Principal Business: Investment
         Address: 73 Front Street, Hamilton, Bermuda HM 12
         Criminal Proceedings: None
         Applicable Civil, Judicial or Administrative Proceedings: None

         Name: The Anegada Fund Limited ("Anegada")
         Place of Organization: Cayman Islands
         Principal Business: Investment
         Address: c/o Goldman Sachs (Cayman) Trust, Limited, 2nd Floor, Harbour Centre, George Town, Cayman Islands, BWI
         Criminal Proceedings: None
         Applicable Civil, Judicial or Administrative Proceedings: None

         Name: Tonga Partners, L.P. ("Tonga")
         Place of Organization: Delaware
         Principal Business: Investment
         Address: 150 California Street, 5th Floor, San Francisco, CA 94111 Criminal Proceedings: None
         Applicable Civil, Judicial or Administrative Proceedings: None

         Name: GS Cannell, LLC ("GSC")
         Place of Organization: Delaware
         Principal Business: Investment
         Address: 701 Mount Lucas Road, CN 850, Princeton, NJ 08542 Criminal Proceedings: None
         Applicable Civil, Judicial or Administrative Proceedings: None

         Name: Pleiades Investment Partners, LP ("Pleiades")
         Place of Organization: Delaware
         Principal Business: Investment
         Address: 6022 West Chester Pike, Newtown Square, PA 19073 Criminal Proceedings: None
         Applicable Civil, Judicial or Administrative Proceedings: None

         Name: J. Carlo Cannell
         Address: 150 California Street, 5th Floor, San Francisco, CA 94111 Criminal Proceedings: None
         Applicable Civil, Judicial or Administrative Proceedings: None
         Citizenship: United States

         J Carlo Cannell is the controlling and managing member of Adviser. Adviser serves as investment adviser to Cuttyhunk, Anegada, GSC, and Pleiades. Adviser is general partner and investment adviser to Tonga.

         All of the members of the group no longer hold any outstanding shares of Common Stock of Cascade Corporation and are no longer a Reporting Person.

Item 3   Source and amount of Funds or other Consideration

         N/A

Item 4   Purpose of Transaction

         The Common Stock was sold in the ordinary course of the Adviser's management of the accounts of its investment advisory clients.

         Subject to availability at prices deemed favorable, the Reporting Persons may acquire shares of Common Stock of the Company from time to time in the open market, in privately negotiated transactions or otherwise. The Reporting Persons may dispose of shares of Common Stock of the Company from time to time in the open market, in privately negotiated transactions or otherwise.

         Except as set forth above, the Reporting Persons has no present plans or intentions that relate to or that would result in any of the transactions described in clauses (a) through (j) of Item 4 of Schedule 13D.

Item 5   Interest in Securities of the Issuer

         (a) Not Applicable

         (b) The responses of the Reporting Persons to Items 7 through 11 of the portions of the cover page of this Schedule D which relate to beneficial ownership of shares of the Common Stock are incorporated herein by reference.

         (c) A list of transactions in the past 60 days.


----------------------------------------------------------------------------------------------------------
            Party                 Date           Amount Bought     Price per Share        Where & How
                                                     (Sold)                                Effected
----------------------------------------------------------------------------------------------------------
Anegada                          05/29/2002           (200)           13.97           Open market
----------------------------------------------------------------------------------------------------------
Anegada                          06/03/2002          (1200)           13.97           Open market
----------------------------------------------------------------------------------------------------------
Anegada                          06/03/2002           (400)           13.97           Open market
----------------------------------------------------------------------------------------------------------
Anegada                          06/20/2002           (600)           15.47           Open market
----------------------------------------------------------------------------------------------------------
Anegada                          06/20/2002         (10200)           15.47           Open market
----------------------------------------------------------------------------------------------------------
Anegada                          06/20/2002          (4000)           15.47           Open market
----------------------------------------------------------------------------------------------------------
Anegada                          06/20/2002          (3700)           15.47           Open market
----------------------------------------------------------------------------------------------------------
Anegada                          06/21/2002          (1300)           15.25           Open market
----------------------------------------------------------------------------------------------------------
Anegada                          06/25/2002          (5100)           15.22           Open market
----------------------------------------------------------------------------------------------------------
Anegada                          06/26/2002          (6700)           15.28           Open market
----------------------------------------------------------------------------------------------------------
Anegada                          06/27/2002          (4800)           15.23           Open market
----------------------------------------------------------------------------------------------------------
Anegada                          06/28/2002           (700)           15.39           Open market
----------------------------------------------------------------------------------------------------------
Anegada                          06/28/2002           (800)           15.39           Open market
----------------------------------------------------------------------------------------------------------
Anegada                          06/28/2002          (2400)           15.39           Open market
----------------------------------------------------------------------------------------------------------
Anegada                          06/28/2002           (200)           15.39           Open market
----------------------------------------------------------------------------------------------------------
Anegada                          06/28/2002           (700)           15.39           Open market
----------------------------------------------------------------------------------------------------------
Anegada                          07/01/2002           (900)           15.32           Open market
----------------------------------------------------------------------------------------------------------
Anegada                          07/01/2002           (500)           15.32           Open market
----------------------------------------------------------------------------------------------------------
Anegada                          07/01/2002          (5400)           15.32           Open market
----------------------------------------------------------------------------------------------------------
Anegada                          07/02/2002           (300)           15.22           Open market
----------------------------------------------------------------------------------------------------------
Anegada                          07/02/2002           (400)           15.22           Open market
----------------------------------------------------------------------------------------------------------
Anegada                          07/02/2002           (200)           15.22           Open market
----------------------------------------------------------------------------------------------------------
Anegada                          07/02/2002           (100)           15.22           Open market
----------------------------------------------------------------------------------------------------------
Anegada                          07/02/2002           (800)           15.22           Open market
----------------------------------------------------------------------------------------------------------
Anegada                          07/10/2002          (5900)           15.42           Open market
----------------------------------------------------------------------------------------------------------
Anegada                          07/11/2002          (1100)           14.86           Open market
----------------------------------------------------------------------------------------------------------
Anegada                          07/12/2002          (1600)           14.61           Open market
----------------------------------------------------------------------------------------------------------
Anegada                          07/15/2002          (4800)           14.06           Open market
----------------------------------------------------------------------------------------------------------
Anegada                          07/16/2002          (5300)           14.29           Open market
----------------------------------------------------------------------------------------------------------
Anegada                          07/16/2002          (1500)           14.29           Open market
----------------------------------------------------------------------------------------------------------
Anegada                          07/17/2002           (300)           13.90           Open market
----------------------------------------------------------------------------------------------------------
Anegada                          07/17/2002          (3400)           13.90           Open market
----------------------------------------------------------------------------------------------------------
Anegada                          07/17/2002          (1100)           13.90           Open market
----------------------------------------------------------------------------------------------------------
Anegada                          07/18/2002           (200)           13.69           Open market
----------------------------------------------------------------------------------------------------------
Anegada                          07/18/2002           (500)           13.69           Open market
----------------------------------------------------------------------------------------------------------
Anegada                          07/18/2002           (400)           13.69           Open market
----------------------------------------------------------------------------------------------------------
Anegada                          07/18/2002           (400)           13.69           Open market
----------------------------------------------------------------------------------------------------------
Anegada                          07/19/2002          (8600)           13.42           Open market
----------------------------------------------------------------------------------------------------------
Anegada                          07/19/2002          (4500)           13.42           Open market
----------------------------------------------------------------------------------------------------------
Anegada                          07/19/2002          (5700)           13.42           Open market
----------------------------------------------------------------------------------------------------------
Anegada                          07/19/2002           (700)           13.41           Open market
----------------------------------------------------------------------------------------------------------
Anegada                          07/19/2002           (200)           13.41           Open market
----------------------------------------------------------------------------------------------------------
Anegada                          07/19/2002          (1800)           13.42           Open market
----------------------------------------------------------------------------------------------------------
Anegada                          07/19/2002           (700)           13.42           Open market
----------------------------------------------------------------------------------------------------------
Anegada                          07/19/2002          (1100)           13.42           Open market
----------------------------------------------------------------------------------------------------------
Cuttyhunk                        05/29/2002           (100)           13.97           Open market
----------------------------------------------------------------------------------------------------------
Cuttyhunk                        06/03/2002           (600)           13.97           Open market
----------------------------------------------------------------------------------------------------------
Cuttyhunk                        06/04/2002           (100)           13.97           Open market
----------------------------------------------------------------------------------------------------------
Cuttyhunk                        06/04/2002          (9100)           13.97           Open market
----------------------------------------------------------------------------------------------------------
Cuttyhunk                        06/04/2002         (14000)           13.97           Open market
----------------------------------------------------------------------------------------------------------
Cuttyhunk                        06/04/2002          (2500)           13.97           Open market
----------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------
            Party                 Date           Amount Bought     Price per Share        Where & How
                                                     (Sold)                                Effected
----------------------------------------------------------------------------------------------------------
Cuttyhunk                        06/05/2002          (2700)           13.97           Open market
----------------------------------------------------------------------------------------------------------
Cuttyhunk                        06/05/2002          (1700)           13.97           Open market
----------------------------------------------------------------------------------------------------------
Cuttyhunk                        06/05/2002          (2500)           13.97           Open market
----------------------------------------------------------------------------------------------------------
Cuttyhunk                        06105/2002          (1600)           13.97           Open market
----------------------------------------------------------------------------------------------------------
Cuttyhunk                        06/20/2002           (600)           15.47           Open market
----------------------------------------------------------------------------------------------------------
GSC                              05/29/2002           (100)           13.97           Open market
----------------------------------------------------------------------------------------------------------
GSC                              06/03/2002           (500)           13.97           Open market
----------------------------------------------------------------------------------------------------------
GSC                              06/03/2002          (1000)           13.97           Open market
----------------------------------------------------------------------------------------------------------
GSC                              06/20/2002          (1500)           15.47           Open market
----------------------------------------------------------------------------------------------------------
GSC                              06/20/2002           (400)           15.47           Open market
----------------------------------------------------------------------------------------------------------
GSC                              06/20/2002           (400)           15.47           Open market
----------------------------------------------------------------------------------------------------------
GSC                              06/20/2002           (700)           15.47           Open market
----------------------------------------------------------------------------------------------------------
GSC                              06/20/2002          (2400)           15.47           Open market
----------------------------------------------------------------------------------------------------------
GSC                              06/20/2002          (1100)           15.47           Open market
----------------------------------------------------------------------------------------------------------
GSC                              06/20/2002         (10800)           15.47           Open market
----------------------------------------------------------------------------------------------------------
GSC                              06/20/2002           (300)           15.47           Open market
----------------------------------------------------------------------------------------------------------
GSC                              06/21/2002          (1200)           15.25           Open market
----------------------------------------------------------------------------------------------------------
GSC                              06/25/2002          (2700)           15.22           Open market
----------------------------------------------------------------------------------------------------------
GSC                              06/25/2002          (2000)           15.22           Open market
----------------------------------------------------------------------------------------------------------
GSC                              06/26/2002          (6200)           15.28           Open market
----------------------------------------------------------------------------------------------------------
GSC                              06/27/2002          (4400)           15.23           Open market
----------------------------------------------------------------------------------------------------------
GSC                              06/28/2002          (4400)           15.39           Open market
----------------------------------------------------------------------------------------------------------
GSC                              07/01/2002          (6300)           15.32           Open market
----------------------------------------------------------------------------------------------------------
GSC                              07/02/2002           (400)           15.22           Open market
----------------------------------------------------------------------------------------------------------
GSC                              07/02/2002           (900)           15.22           Open market
----------------------------------------------------------------------------------------------------------
GSC                              07/02/2002           (300)           15.22           Open market
----------------------------------------------------------------------------------------------------------
GSC                              07/10/2002          (2200)           15.42           Open market
----------------------------------------------------------------------------------------------------------
GSC                              07/10/2002           (300)           15.42           Open market
----------------------------------------------------------------------------------------------------------
GSC                              07/10/2002          (1700)           15.42           Open market
----------------------------------------------------------------------------------------------------------
GSC                              07/10/2002           (600)           15.42           Open market
----------------------------------------------------------------------------------------------------------
GSC                              07/10/2002           (700)           15.42           Open market
----------------------------------------------------------------------------------------------------------
GSC                              07/11/2002          (1000)           14.86           Open market
----------------------------------------------------------------------------------------------------------
GSC                              07/12/2002          (1500)           14.61           Open market
----------------------------------------------------------------------------------------------------------
GSC                              07/15/2002          (2800)           14.06           Open market
----------------------------------------------------------------------------------------------------------
GSC                              07/15/2002           (400)           14.06           Open market
----------------------------------------------------------------------------------------------------------
GSC                              07/15/2002           (300)           14.06           Open market
----------------------------------------------------------------------------------------------------------
GSC                              07/15/2002           (100)           14.06           Open market
----------------------------------------------------------------------------------------------------------
GSC                              07/15/2002           (800)           14.06           Open market
----------------------------------------------------------------------------------------------------------
GSC                              07/16/2002          (6300)           14.29           Open market
----------------------------------------------------------------------------------------------------------
GSC                              07/17/2002          (4400)           13.90           Open market
----------------------------------------------------------------------------------------------------------
GSC                              07/18/2002          (1400)           13.69           Open market
----------------------------------------------------------------------------------------------------------


         (d) Not Applicable

         (e) As of June 5, 2002, the Adviser, as investment adviser to Cuttyhunk, Anegada, Tonga, GSC and Pleiades, was no longer a beneficial owner of more than 5% of the Common Stock. As of July 19, 2002, all holdings in Common Stock had been sold.

Item 6 Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

         J. Carlo Cannell controls and manages the Adviser who makes voting and dispositive decisions for the Cuttyhunk, Anegada, GSC, Tonga, and Pleiades.

Item 7   Material to Be Filed as Exhibits

         None



After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  August 5, 2002

                                J. Carlo Cannell

                                 /s/ Carlo Cannell
                                ---------------------------------
                                J. Carlo Cannell


                                Cannell Capital, LLC

                                 /s/ Carlo Cannell
                                ---------------------------------
                                J. Carlo Cannell, Managing Member


                                The Anegada Fund, Limited

                                 /s/ Carlo Cannell
                                ---------------------------------
                                J. Carlo Cannell, Managing Member
                                Cannell Capital, LLC, Investment Adviser


                                The Cuttyhunk Fund Limited

                                 /s/ Carlo Cannell
                                ---------------------------------
                                J. Carlo Cannell, Managing Member
                                Cannell Capital, LLC, Investment Adviser


                                GS Cannell, LLC

                                 /s/ Carlo Cannell
                                ---------------------------------
                                J. Carlo Cannell, Managing Member
                                Cannell Capital, LLC, Investment Adviser

                                Tonga Partners, L.P.

                                 /s/ Carlo Cannell
                                ---------------------------------
                                J. Carlo Cannell, Managing Member
                                Cannell Capital, LLC, General Partner


                                Pleiades Investment Partners, LP

                                 /s/ Carlo Cannell
                                ---------------------------------
                                J. Carlo Cannell, Managing Member
                                Cannell Capital, LLC, Investment Adviser